PERRITT CAPITAL GROWTH FUND, INC.

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                          CERTIFICATE
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          The undersigned, being the duly elected, qualified and
acting Secretary of Perritt Capital Growth Fund, Inc., a Maryland corporation, hereby certifies that each share of Perritt Capital Growth Fund, Inc. common stock, $0.01 par value per share, sold by Perritt Capital Growth Fund, Inc. in the fiscal year ended October 31, 1996 were sold for the consideration not less than the par value thereof

          IN WITNESS WHEREOF, this Certificate has been executed and is dated as of this 26th day of December 1996.



                                ______________________________
                                Allison Hearst - Secretary